Exhibit 99.1

METRON ANNOUNCES FISCAL Q2 2004 FINANCIAL RESULTS

SAN JOSE, Calif. – Jan. 7, 2004 – Metron, the Outsource Solutions Company (NASDAQ: MTCH), today announced financial results for the second quarter of fiscal 2004, ended Nov. 30, 2003.

Revenues for the second quarter of fiscal 2004 were $44.0 million, compared with $46.9 million for the first quarter of fiscal 2004. Gross margins for the second quarter of fiscal 2004 were 20.7 percent, or 30 basis points higher than in the prior quarter.

In accordance with generally accepted accounting principles (GAAP), the Company’s net loss for the second quarter of fiscal 2004 was $7.5 million, or $(0.59) per share. This compares with a loss of $5.2 million, or $(0.41) per share, in the first quarter of fiscal 2004. The fiscal second quarter loss included a restructuring charge of $1.4 million, or $(0.11) per share. This charge was for expenses in connection with a reduction in employee headcount and facilities closures. Before restructuring, the non-GAAP loss for the second quarter was $6.1 million or $(0.48) per share.

Total cash was $10.8 million as of Nov. 30, 2003, compared with $12.6 million at the end of the first quarter. Cash flow from operations in the quarter was a usage of approximately $500,000. Accounts receivable increased by $400,000 compared to the first quarter of fiscal 2004, and days sales outstanding increased from 72 days in the first quarter of fiscal 2004 to 77 days in the second quarter. Exclusive of SAB 101 related items, inventories increased in the quarter by $4.7 million. Both of these increases were attributable to the MRC Eclipse asset purchase from Tokyo Electron Ltd., which was completed in the second quarter.  Absent the MRC Eclipse effects, accounts receivable declined by $1.5 million and inventories excluding SAB 101 effects declined by $2.1 million.

“Our financial performance in the second quarter did not meet our expectations. Still, we are very encouraged by the positive signs in the industry and by both a sequential increase in our bookings of approximately 50 percent and our fifth consecutive quarter of increasing gross margins,” said Ed Segal, chairman and chief executive officer of Metron. “We are looking forward to results for our fiscal third quarter, which will be the first full quarter to benefit from sales of the new MRC Eclipse product line.  We expect that the addition of this product line will have a positive impact on our gross margin.”

Guidance

Financial results for the third quarter of fiscal 2004 (ending February 29, 2004) are expected to be as follows:

•       Revenues in the low $50 million range

•       Gross profit margin in the 21 percent to 22 percent range

•       Net loss per share in the range of $(0.28) to $(0.32). This excludes any potential restructuring charges

•       Cash flows from operations to be neutral.

Conference Call

Metron will broadcast its conference call discussion of second quarter fiscal 2004 financial results on Wednesday, Jan. 7, 2004 at 2 p.m. PT (5 p.m. ET). To listen to the call, please dial (630) 395-0017, pass code: Metron. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial (402) 220-9657.

The Metron financial results conference call will be available via a live webcast on the investor relations Audio Events section of the Metron website at http://investor.metrontech.com. Please access the website fifteen (15) minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay of the call will be available at http://investor.metrontech.com for 90 days.

About Metron Technology N.V.

Metron, the Outsource Solutions Company, is a leading global provider of marketing, sales, service and support solutions to semiconductor materials and equipment suppliers and semiconductor manufacturers. Metron provides outsource solutions that address the critical non-core areas of the fab and include products and services such as materials management solutions, cleanroom services, specialty and legacy equipment, and facility maintenance. Metron outsource solutions enable customers to increase fab productivity and focus on their core competencies, such as product development, manufacturing and marketing. By partnering with Metron, suppliers can focus on product development and other core competencies while reducing their time to market using Metron’s global infrastructure. Metron is headquartered in San Jose, California, and is on the web at http://www.metrontech.com.

Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including statements with respect to Metron’s anticipated financial results for the third quarter of fiscal 2004 and future quarters. Words such as “expected,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Metron to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended August 31, 2003. Metron does not undertake any obligation to update forward-looking statements.

Contact:

Douglas McCutcheon	Mary McGowan
Sr. Vice President & CFO	Account Director
Metron	Stapleton Communications Inc.
(408) 719-4600	(650) 470-0200

– Summary Financial Data Attached –

METRON TECHNOLOGY N.V.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands except per share data)

	Three months ended		Six months ended
	November 30, 2002	November 30, 2003	November 30, 2002	November 30, 2003

Net revenue	$56,804	$44,022	$121,124	$90,960
Cost of revenue	46,243	34,900	99,133	72,256
Gross profit	10,561	9,122	21,991	18,704
Selling, general and administrative	14,492	13,221	28,742	26,105
Research, development and engineering	—	796	—	1,103
Restructuring costs	1,792	1,410	1,792	2,532
Other operating income, net of associated costs	—	—	1,354	—
Operating loss	(5,723)	(6,305)	(7,189)	(11,036)
Equity in net income (loss) of joint ventures	19	—	36	(51)
Other expense, net	(424)	(785)	(886)	(1,092)
Loss before income taxes	(6,128)	(7,090)	(8,039)	(12,179)
Provision (benefit) for income taxes	(765)	378	(257)	471
Net loss	$(5,363)	$(7,468)	$(7,782)	$(12,650)

Loss per common share Basic and diluted	$(0.41)	$(0.59)	$(0.60)	$(1.00)

Weighted average number of shares Basic and diluted	13,044	12,645	13,041	12,627

METRON TECHNOLOGY N.V.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	May 31, 2003	November 30, 2003

ASSETS
Cash and cash equivalents	$12,179	$10,804
Accounts receivable	38,168	36,598
Loan to officer/shareholder	110	110
Inventories	38,131	42,761
Prepaid expenses and other current assets	14,124	13,510
Total current assets	102,712	103,783
Property, plant and equipment, net	24,921	23,089
Other assets	854	6,982
Total assets	$128,487	$133,854

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$21,511	$23,037
Amounts due to affiliates	8,711	8,337
Accrued wages and employee-related expenses	5,231	5,422
Deferred revenue	4,496	6,190
Short-term borrowings and current portion of long-term debt	13,261	9,549
Amounts payable to shareholders	170	167
Other current liabilities	12,491	13,005
Total current liabilities	65,871	65,707
Long-term debt, excluding current portion	1,662	8,192
8% Convertible debentures	—	1,479
Other long-term liabilities	3,148	7,532
Total liabilities	70,681	82,910
Commitments	—	—
Shareholders’ equity:
Preferred shares	—	—
Common shares and additional paid-in capital	41,285	47,103
Retained earnings	17,577	4,927
Cumulative other comprehensive loss	(443)	(473)
Treasury shares	(613)	(613)
Total shareholders’ equity	57,806	50,944
Total liabilities and shareholders’ equity	$128,487	$133,854